Exhibit 99.1

Kimco Realty Announces Fourth Quarter and Full Year 2013 Operating Results; Reports a 5.6% Increase in FFO as Adjusted in 2013; Portfolio Metrics Strong with Occupancy Reaching a Five-Year High

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--February 5, 2014--Kimco Realty Corp. (NYSE:KIM) today reported results for the fourth quarter and year ended December 31, 2013.

Highlights for the Fourth Quarter and Full Year 2013:

  Reported funds from operations (FFO) of $0.33 per diluted share for the fourth quarter of 2013 and $1.35 per diluted share for the full year 2013, representing increases of 6.5% and 8.0%, respectively, over the same periods in 2012;
  U.S. same-property net operating income (NOI) increased 4.1% for the fourth quarter and 3.8% for the full year 2013;
  Pro-rata occupancy increased 100 basis points in the U.S. shopping center portfolio to 94.9%, and 70 basis points in the combined shopping center portfolio to 94.5%, compared to the fourth quarter of 2012, representing the highest occupancy levels since the third quarter of 2008;
  Continued to transform consolidated U.S. retail portfolio during 2013: Acquired 18 high-quality retail properties, primarily in the company’s key territories, for a gross price of $348.9 million, while disposing of 23 non-core, wholly owned properties for a gross price of $152.2 million;
  Continued to simplify the business model in 2013 by reducing exposure to Latin America and reducing the number of joint venture properties: Monetized 112 Latin American properties for a gross amount of $1.1 billion; disposed of 12 U.S. retail joint venture properties for a gross sales price of $197.5 million; and purchased five joint venture properties for a total price of $291.4 million; and
  Significantly expanded the redevelopment pipeline in 2013: Increased the overall redevelopment pipeline to a total of 262 projects with a gross cost of approximately $778 million.

Financial Results

Net income available to common shareholders for the fourth quarter of 2013 was $47.0 million, or $0.11 per diluted share, compared to $59.2 million, or $0.14 per diluted share, for the fourth quarter of 2012. Net income available to common shareholders during the fourth quarter of 2013 included $22.0 million of gains on sales of operating properties and $20.7 million of impairments attributable to the sale or pending disposition of operating properties. This compares to $53.9 million of gains on the sales of operating properties and $26.4 million of impairments during the fourth quarter of 2012. Both operating property impairments and gains on sales are excluded from the calculation of FFO.

For the full year 2013, net income available to common shareholders was $178.0 million, or $0.43 per diluted share, compared to $172.7 million, or $0.42 per diluted share, for the full year 2012. Net income available to common shareholders for the full year 2013 included $159.3 million of gains on sales of operating properties and $165.8 million of impairments attributable to the sale or pending disposition of operating properties. This compares to $112.8 million of gains on the sales of operating properties and $59.5 million of impairments during the fourth quarter of 2012.

FFO, a widely accepted supplemental measure of REIT performance, was $134.7 million, or $0.33 per diluted share, for the fourth quarter of 2013 compared to $127.2 million, or $0.31 per diluted share, for the fourth quarter of 2012.

For the full year 2013, FFO was $552.5 million, or $1.35 per diluted share, compared to $510.4 million, or $1.25 per diluted share, for the same period last year, representing an 8.0% increase on a diluted per share basis.

FFO as adjusted (recurring), which excludes the effects of non-operating impairments and transactional income and expenses, was $134.8 million, or $0.33 per diluted share, for the fourth quarter of 2013 compared to $134.8 million, or $0.33 per diluted share, for the fourth quarter of 2012. FFO as adjusted for the fourth quarter of 2013 was flat year over year primarily due to the disposition of Kimco’s investment in the American Industries industrial portfolio as well as the InTown Suites extended stay portfolio during 2013.

For the full year 2013, FFO as adjusted was $543.7 million, or $1.33 per diluted share, compared to $514.2 million, or $1.26 per diluted share, for the same period in 2012, representing a 5.6% increase on a diluted per share basis.

A reconciliation of net income to FFO and FFO as adjusted is provided in the tables accompanying this press release.

Shopping Center Operating Results

Fourth quarter 2013 shopping center portfolio operating results:

U.S. Shopping Center Portfolio

  Pro-rata occupancy was 94.9%, an increase of 50 basis points sequentially and 100 basis points over the fourth quarter of 2012;
  U.S. same-property NOI increased 4.1%, which includes a 30 basis point positive impact from the inclusion of redevelopments, compared to the same period in 2012; and
  Pro-rata U.S. cash-basis leasing spreads increased 5.9%; new leases increased 8.2%, and renewals/options increased 5.2%.

The U.S. shopping center portfolio’s pro-rata occupancy for anchor space (10,000 square feet and greater) and small shop space (less than 10,000 square feet) both increased by 50 basis points sequentially and 100 basis points from the fourth quarter of 2012; the pro-rata occupancy for anchor space and small shop space at December 31, 2013 was 97.9% and 85.2%, respectively. In addition, the U.S. same-property NOI for the full year 2013 increased 3.8%, with no impact from the inclusion of redevelopments.

Combined Shopping Center Portfolio (includes U.S., Canada and Latin America)

  Pro-rata occupancy was 94.5%, an increase of 50 basis points sequentially and 70 basis points over the fourth quarter of 2012;
  Combined same-property NOI increased 3.4% over same period in 2012 (4.1% when excluding foreign currency), representing the fifteenth consecutive quarterly increase; and
  Total leases executed in the combined portfolio: 618 new leases, renewals and options totaling 2.3 million square feet (a 21% increase in the total square footage signed compared to the fourth quarter of 2012).

For the full year 2013, combined same-property NOI was 3.5% (3.8% when excluding foreign currency). Kimco reports same-property NOI on a cash basis, excluding lease termination fees and including charges for bad debts.

Investment Activity

Acquisitions:

As previously announced, during the fourth quarter Kimco purchased 14 retail properties in the U.S. for its wholly owned portfolio, totaling more than 1.5 million square feet, for a gross purchase price of $247.5 million, including $39.8 million of mortgage debt.

During 2013, the company continued its portfolio transformation by acquiring 23 high-quality U.S. retail properties, including five from existing joint ventures, comprising 3.1 million square feet, for an aggregate gross purchase price of $640.3 million, including $235.9 million of mortgage debt. These properties, primarily located in the company’s core long-term markets, have an average occupancy of 96.9% (pro-rata) and are supported by excellent demographics, including an average household income of $99,000 within a three-mile radius.

Also during 2013, Kimco increased its ownership interest in three institutional joint ventures through the acquisition of additional equity interests totaling $153.0 million: Kimco Income Fund (KIF) joint venture from 15.2% to 39.5%; the Kimco Income REIT (KIR) joint venture from 45.0% to 48.6%; and the Kimstone joint venture (formerly the Kimco-UBS joint venture) from 18.0% to 33.3%.

Subsequent to year end, the company continued its communicated strategy of reducing the number of properties in joint ventures by acquiring three grocery-anchored shopping centers, totaling 316,000 square feet, for its own portfolio from an institutional joint venture. Kimco acquired the remaining 89% ownership interest in the Greenbrier Shopping Center, York Road Plaza and Shrewsbury Square Shopping Center, all of which are located in the greater Baltimore area, a key territory for the company, for a gross purchase price of $93.2 million, including $23.3 million of mortgage debt.

Dispositions:

United States

As previously announced in the fourth quarter of 2013, Kimco sold ownership interests in 14 properties (eight wholly owned and six unconsolidated joint ventures) in the U.S. totaling 2.2 million square feet for a gross sales price of $192.3 million, including $62.4 million of mortgage debt. Kimco’s share of the proceeds from these sales was $93.6 million.

Kimco remains committed to actively identifying and disposing of non-core retail properties. For the full year 2013, the company sold 35 U.S. shopping centers (23 wholly owned properties and 12 unconsolidated properties) totaling 4.0 million square feet for a gross sales price of $349.7 million, including $94.5 million of mortgage debt. The properties had a pro-rata occupancy of 86.9% and an annual base rent of $9.22 per square foot, which is 29% below the portfolio average. The company’s share of the proceeds from these sales was $194.0 million.

Mexico and South America (Latin America)

In the fourth quarter of 2013, Kimco continued its progress in reducing exposure to Latin America by selling five unencumbered properties and one outparcel from the Latin America portfolio, including the company’s only two Brazilian properties, totaling 463,000 square feet for a gross sales price of $40.1 million. The company’s share of the proceeds from these sales was $29.9 million.

For the full year 2013, Kimco sold 112 properties from its Latin America portfolio totaling approximately 16.0 million square feet for a gross sales price of $1.1 billion, including $381.3 million of mortgage debt. The company’s share of the proceeds from these sales was $360.3 million.

Redevelopments:

During the fourth quarter, Kimco completed seven redevelopment projects totaling approximately $15 million, while adding five projects with a gross cost of approximately $16 million to its redevelopment pipeline. During 2013, the company moved 35 projects with a gross cost of approximately $109 million from the planning stage into active redevelopment status, while increasing the overall redevelopment pipeline to a total of 262 projects with a gross cost of approximately $778 million.

Dividend Declarations

Kimco’s board of directors declared a quarterly cash dividend of $0.225 per common share, payable on April 15, 2014, to shareholders of record on April 3, 2014, with an ex-dividend date of April 1, 2014. This dividend represents a 7.1% increase over the previous dividend paid for the comparable period in 2013.

The board of directors also declared quarterly dividends for the company’s preferred shares as follows:

  For the Class H depositary shares, each representing 1/100 of a share of 6.90% Class H cumulative redeemable preferred shares, a quarterly dividend of $0.43125 per preferred depositary share will be paid on April 15, 2014, to shareholders of record on April 2, 2014, with an ex-dividend date of March 31, 2014;
  For the Class I depositary shares, each representing 1/1000 of a share of 6.00% Class I cumulative redeemable preferred shares, a quarterly dividend of $0.37500 per preferred depositary share will be paid on April 15, 2014, to shareholders of record on April 2, 2014, with an ex-dividend date of March 31, 2014.
  For the Class J depositary shares, each representing 1/1000 of a share of 5.50% Class J cumulative redeemable preferred shares, a quarterly dividend of $0.34375 per preferred depositary share will be paid on April 15, 2014, to shareholders of record on April 2, 2014, with an ex-dividend date of March 31, 2014.
  For the Class K depositary shares, each representing 1/1000 of a share of 5.625% Class K cumulative redeemable preferred shares, a quarterly dividend of $0.35156 per preferred depositary share will be paid on April 15, 2014, to shareholders of record on April 2, 2014, with an ex-dividend date of March 31, 2014.

2014 Guidance

The company affirms its 2014 full-year guidance range for FFO as adjusted, which does not include any estimate for transactional activities or non-operating impairments, of $1.36 - $1.40 per diluted share.

Estimated 2014 shopping center operating metrics for the combined portfolio are as follows:

  Combined portfolio occupancy: +50 to +75 basis points
  Combined same-property NOI: +2.5% to +3.5%

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Thursday, February 6, 2014, at 10:00 a.m. Eastern Standard Time (EST). The call will include a review of the company’s fourth quarter and full year 2013 results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 6206276).

A replay will be available through 9:00 a.m. EDT on March 10, 2014, by dialing 1-877-344-7529 (Passcode: 10037461). Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE:KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of December 31, 2013, the company owned interests in 852 shopping centers comprising 125 million square feet of leasable space across 42 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) risks related to our international operations, (viii) the availability of suitable acquisition and disposition opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to our joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common stock, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission (SEC) filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2012, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company's results.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share information)
(unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2013		2012		2013		2012
Revenues
Revenues from rental properties	$238,055		$216,896		$910,356		$836,881
Management and other fee income	9,565		10,469		36,317		37,522

Total revenues	247,620		227,365		946,673		874,403

Operating expenses
Rent	3,335		3,300		13,347		12,745
Real estate taxes	30,776		28,364		117,563		110,747
Operating and maintenance	34,561		34,671		115,151		107,204
General and administrative expenses	31,663		28,986		127,913		123,925
Provision for doubtful accounts	1,050		(247)		8,256		6,022
Impairment charges	2,845		9,962		91,404		10,289
Depreciation and amortization	65,492		60,520		247,537		236,923
Total operating expenses	169,722		165,556		721,171		607,855

Operating income	77,898		61,809		225,502		266,548

Other income/(expense)
Mortgage financing income	963		1,421		4,304		7,504
Interest, dividends and other investment income	7,435		1,033		16,999		2,041
Other income/(expense), net	2,417		(1,799)		(533)		(7,687)
Interest expense	(51,317)		(55,486)		(213,911)		(225,710)
Income from other real estate investments	678		763		2,306		2,451
Income from continuing operations before income taxes, equity in income of joint ventures, gain on change in control of interests and equity in income from other real estate investments	38,074		7,741		34,667		45,147

Provision for income taxes, net	(6,788)		(3,707)		(34,520)		(16,922)
Equity in income of joint ventures, net	28,898		23,308		208,689		112,896
Gain on change in control of interests, net	-		1,399		21,711		15,555
Equity in income of other real estate investments, net	1,225		18,057		31,136		53,397

Income from continuing operations	61,409		46,798		261,683		210,073

Discontinued operations
Income from discontinued operating properties, net of tax	2,914		4,301		18,224		21,082
Impairment/loss on operating properties sold, net of tax	(20,442)		(8,466)		(83,900)		(38,432)
Gain on disposition of operating properties	16,151		48,783		43,914		83,253
(Loss)/income from discontinued operations	(1,377)		44,618		(21,762)		65,903
Gain on sale of operating properties, net of tax (1)	352		239		1,432		4,299

Net income	60,384		91,655		241,353		280,275

Net loss/(income) attributable to noncontrolling interests (3)	1,224		(3,274)		(5,072)		(14,202)

Net income attributable to the Company	61,608		88,381		236,281		266,073

Preferred stock redemption costs	-		(15,490)		-		(21,703)
Preferred stock dividends	(14,573)		(13,660)		(58,294)		(71,697)

Net income available to the Company's common shareholders	$47,035		$59,231		$177,987		$172,673
Per common share:
Income from continuing operations: (3)
Basic	$0.10		$0.04		$0.47		$0.27
Diluted	$0.10	(2)	$0.04	(2)	$0.47	(2)	$0.27	(2)
Net income: (4)
Basic	$0.11		$0.14		$0.43		$0.42
Diluted	$0.11	(2)	$0.14	(2)	$0.43	(2)	$0.42	(2)

Weighted average shares:
Basic	408,139		406,345		407,631		405,997
Diluted	408,995		406,837		408,614		406,689

(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(3)	Includes the net income attributable to noncontrolling interests related to continued operations of ($4,961) and ($2,749) for the quarters ended December 31, 2013 and 2012, and ($13,373) and ($11,069) for the year ended December 31, 2013 and 2012, respectively.
(4)	Includes earnings attributable to unvested restricted shares of $358 and $329 for the quarters ended December 31, 2013 and 2012 and $1,360 and $1,221 for the year ended December 31, 2013 and 2012, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)
(unaudited)

	December 31,	December 31,
	2013	2012
Assets:
Operating real estate, net of accumulated depreciation of $1,878,681 and $1,745,462, respectively	$7,146,845	$7,104,562
Investments and advances in real estate joint ventures	1,257,010	1,428,155
Real estate under development	97,818	97,263
Other real estate investments	274,641	317,557
Mortgages and other financing receivables	30,243	70,704
Cash and cash equivalents	148,768	141,875
Marketable securities	62,766	36,541
Accounts and notes receivable	164,326	171,540
Other assets	481,213	383,037
Total assets	$9,663,630	$9,751,234

Liabilities:
Notes payable	$3,186,047	$3,192,127
Mortgages payable	1,035,354	1,003,190
Dividends payable	104,496	96,518
Other liabilities	482,054	445,843
Total liabilities	4,807,951	4,737,678
Redeemable noncontrolling interests	86,153	81,076

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 5,961,200 shares
102,000 shares issued and outstanding (in series)
Aggregate liquidation preference $975,000	102	102
Common stock, $.01 par value, authorized 750,000,000 shares issued and outstanding 409,731,058 and 407,782,102 shares, respectively	4,097	4,078
Paid-in capital	5,689,258	5,651,170
Cumulative distributions in excess of net income	(996,058)	(824,008)
Accumulated other comprehensive income	(64,982)	(66,182)
Total stockholders' equity	4,632,417	4,765,160
Noncontrolling interests	137,109	167,320
Total equity	4,769,526	4,932,480
Total liabilities and equity	$9,663,630	$9,751,234

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
TO FUNDS FROM OPERATIONS - "FFO"
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2013		2012		2013		2012
Net income available to common shareholders	$47,035		$59,231		$177,987		$172,673
Gain on disposition of operating property, net of noncontrolling interests	(16,503)		(49,023)		(45,330)		(84,828)
Gain on disposition of joint venture operating properties	(5,530)		(4,914)		(113,937)		(27,927)
Depreciation and amortization - real estate related	64,511		63,246		250,253		257,278
Depr. and amort. - real estate jv's, net of noncontrolling interests	24,448		32,228		117,743		133,734
Impairments of operating properties, net of tax and noncontrolling interests	20,707		26,440		165,825		59,510
Funds from operations	134,668		127,208		552,541		510,440
Transactional charges/(income), net	132		7,560		(8,831)		3,761
Funds from operations as adjusted	$134,800		$134,768		$543,710		$514,201

Weighted average shares outstanding for FFO calculations:
Basic	408,139		406,345		407,631		405,997
Units	1,522		1,522		1,523		1,455
Dilutive effect of equity awards	2,414		1,829		2,541		2,106
Diluted	412,075	(1)	409,696	(1)	411,695	(1)	409,558	(1)

FFO per common share - basic	$0.33		$0.31		$1.36		$1.26
FFO per common share - diluted	$0.33	(1)	$0.31	(1)	$1.35	(1)	$1.25	(1)
FFO as adjusted per common share - diluted	$0.33	(1)	$0.33	(1)	$1.33	(1)	$1.26	(1)

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $661 and $572 for the three months ended December 31, 2013 and 2012, and $2,516 and $2,127 for the year ended December 31, 2013 and 2012, respectively.

FFO is a widely accepted supplemental measure of REIT performance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). Given the company’s business as a real estate owner and operator, Kimco believes that FFO and FFO as adjusted is helpful to investors as a measure of its operating performance. NAREIT defines FFO as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles, excluding (i) gains or losses from sales of operating real estate assets and (ii) extraordinary items, plus (iii) depreciation and amortization of operating properties and (iv) impairment of depreciable real estate and in substance real estate equity investments. Included in these items are also the company’s share of unconsolidated real estate joint ventures and partnerships. FFO as adjusted excludes the effects of non-operating impairments, transactional income and expenses.

Reconciliation of Projected Diluted Net Income Per Common Share
to Projected Diluted Funds From Operations Per Common Share
(unaudited)

	Actual	Projected Range
	2013	Full Year 2014
		Low	High
Projected diluted net income available to common shareholder per share	$0.43	$0.50	$0.54

Projected depreciation & amortization	0.61	0.65	0.67

Projected depreciation & amortization real estate joint ventures, net of noncontrolling interests	0.29	0.23	0.25

Gain on disposition of operating properties	(0.11)	(0.01)	(0.03)

Gain on disposition of joint venture operating properties, net of noncontrolling interests	(0.27)	(0.01)	(0.03)

Impairments of operating properties, net of tax and noncontrolling interests	0.40	-	-

Projected FFO per diluted common share	$1.35	$1.36	$1.40

Transactional income, net	(0.02)	-	-

Projected FFO, as adjusted per diluted common share	$1.33	$1.36	$1.40
Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
David F. Bujnicki, 1-866-831-4297
Vice President, Investor Relations and Corporate Communications